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EXHIBIT 5.1


                       G. DAVID GORDON & ASSOCIATES, P.C.
                          7633 E 63rd Place, Suite 210
                              Tulsa, Oklahoma 74133


October 7, 2005

World Marketing, Inc.

Re:      Registration Statement on Form SB-2

Gentlemen:

         I have acted as your counsel in the preparation of a Registration Statement on Form SB-2 (the "Registration Statement") filed by you with the Securities and Exchange Commission covering shares of common stock of World Marketing, Inc. (the "Stock").

         In so acting, I have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinion hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, certified or photo-static copies.

         Based on the foregoing, I am of the opinion that:

         The Stock, when issued and delivered in the manner and/or the terms described in the Registration Statement (after it is declared effective), will be duly and validly issued, fully paid and non-assessable.

         I hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not hereby admit that I come within the category of a person whose consent is required under Section 7 of the Act, or the general rules and regulations thereunder.

Very truly yours,


/s/ G. David Gordon
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G. David Gordon